Exhibit 5.1

August 18, 2025

File: 7336 001

Vireo Growth Inc.

207 South 9th Street

Minneapolis, Minnesota 55402

Dear Sirs / Mesdames:

Re:	Vireo Growth Inc. – Registration Statement on Form S-8

We have acted as British Columbia counsel to Vireo Growth Inc. (the "Corporation"), a corporation existing under the laws of the Province of British Columbia, Canada, in connection with the filing of a Registration Statement on Form S-8 (the "Registration Statement") by the Corporation under the Securities Act of 1933, as amended (the "Securities Act"), with the Securities and Exchange Commission (the "Commission") on the date hereof.

The Registration Statement relates to the registration of an aggregate of 80,982,996 subordinate voting shares without par value in the capital of the Corporation ("Subordinate Voting Shares"), as follows: (i) 70,816,668 Subordinate Voting Shares (the "2019 Shares"), which may be issued pursuant to the Corporation's 2019 Equity Incentive Plan (the "2019 Plan"); and (ii) 10,166,328 Subordinate Voting Shares (the "2018 Shares"), which may be issued upon the exercise of 10,166,328 options of the Corporation (the "Replacement Options") outstanding on the date hereof and issued in connection with the business combination agreement among 1197027 B.C. Ltd., Vireo Finco (Canada) Inc., Vireo Health, Inc., Darien Merger Sub, LLC and the Corporation dated February 13, 2019 (the "Combination Agreement"). We understand that the Replacement Options were granted to previous optionholders of Vireo Health, Inc. in exchange for their outstanding options to purchase preferred stock or common stock of Vireo Health, Inc. pursuant to the terms of the Combination Agreement, which options were granted to such optionholders under the Vireo Health, Inc. 2018 Equity Incentive Plan (the "2018 Plan").

In so acting, we have examined a copy of the Registration Statement. For the purpose of the opinion expressed below, we have relied upon an officer's certificate of the Corporation dated of even date herewith (the "Officer's Certificate") and attaching thereto a copy of: (i) the Notice of Articles and articles of the Corporation; (ii) resolutions adopted by the board of directors and the shareholders of the Corporation; and (iii) the form of option certificate and agreement representing the Replacement Options.

We have also examined copies, certified or otherwise identified to our satisfaction, of such public and corporate records, certificates, instruments and other documents and have considered such questions of law as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. With respect to the accuracy of factual matters material to this opinion, we have relied upon certificates or comparable documents, including the Officer's Certificate and the documents certified therein, and representations of public officials, without independent investigation of the matters provided for therein for the purpose of providing this opinion. We have not reviewed any files in or possession to determine the existence or absence of such facts other than a review of the Officer's Certificate, and no inference to our knowledge of the existence of such facts should be drawn from the fact of our representation of the Corporation.

August 18, 2025

In examining all documents and in providing our opinions below we have assumed: (i) the authenticity of all records, documents and instruments submitted to us as originals; (ii) all individuals had the requisite legal capacity; (iii) all signatures are genuine; (iv) all documents submitted to us as originals are complete and authentic and all photostatic, certified, telecopied, notarial or other copies conform to the originals; (v) all facts set forth in the official public records, certificates and documents supplied by public officials or otherwise conveyed to us by public officials are complete, true and accurate; and (vi) all facts set forth in the Officer’s Certificate are complete, true and accurate as of the date hereof.

Whenever our opinion refers to Subordinate Voting Shares, whether issued or to be issued, as being "fully paid and non-assessable", such opinion indicates that the holder of such Subordinate Voting Shares will not be liable to contribute any further amounts to the Corporation by virtue of its status as a holder of such Subordinate Voting Shares, either in order to complete payment for the Subordinate Voting Shares or to generally satisfy claims of creditors of the Corporation. No opinion is expressed as to actual receipt by the Corporation of the consideration for the issuance of such Subordinate Voting Shares or as to the adequacy of any consideration received.

Based upon the foregoing and in reliance thereon, and subject to the qualifications and limitations set forth herein, we are of the opinion that:

1.	the 2019 Shares, when issued pursuant to awards properly granted under the 2019 Plan and exercised or vested, as applicable, in accordance with the terms and conditions of the 2019 Plan, and applicable award agreements, will be duly and validly issued as fully paid and non-assessable Subordinate Voting Shares; and

2.	the 2018 Shares, when issued pursuant to the Replacement Options properly granted in connection with the Combination Agreement and exercised in accordance with their terms, including pursuant to applicable option certificate and agreement(s), will be duly and validly issued as fully paid and non-assessable Subordinate Voting Shares.

Our opinion is limited to the laws of the Province of British Columbia and the federal laws of Canada applicable therein on the date of this opinion. We have not considered, and have not expressed any opinion with regard to, or as to the effect of, any other law, rule or regulation, state or federal, applicable to the Corporation. In particular, we express no opinion as to United States federal securities laws.

August 18, 2025

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

This opinion is furnished solely in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon for any other purpose. This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. The opinion herein expressed is given and effective as of the date hereof and we undertake no duty to update or supplement such opinion to reflect subsequent factual or legal developments which may come or be brought to our attention.

Yours truly,

SANGRA MOLLER LLP

/s/ Sangra Moller LLP